EXHIBIT 10.49

David M Adams
President, Blast Energy Services, Inc.
April 9, 2007
Dear David:
Modifications to your Employment Agreement of January 17, 2004

1.	You will remain in employment as the President of Blast Energy and EDDO until June 30, 2007.
2.	You will continue to participate under the same terms & conditions for medical and dental plans.
3.	You will be compensated at the rate of $80,000 per year instead of your previous base salary of $200,000 per year.
4.	You will be expected to work at least two days per week and are free to pursue other opportunities in your free time.
5.	You will lose any unvested stock options as of March 31, 2007.
6.	You will be able to submit expense reports for out of pocket expenses but receive no car allowance.
7.	You will continue to be indemnified as an officer of the corporation during your employment.
8.
At June 30, 2007 you will have an unsecured claim for 6 months of severance pay, one month of vacation pay and one half month of 2006 pay for a value of $125,000 as well as 9 months of COBRA payments for medical and dental under your January 17, 2004 Employment Agreement, as modified herein, unless we enter into another agreement at that time.

9.	There are no other modifications to your January 17, 2004 Employment Agreement.

Please sign below if you agree with the above modifications.

Sincerely Yours,

/s/ John O’Keefe

John O’Keefe
CEO

/s/ David M. Adams
Agreed (David M. Adams)